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                                                                  EXHIBIT (d)(1)

                         AGREEMENT OF SALE AND PURCHASE

      THIS AGREEMENT OF SALE AND PURCHASE (this "AGREEMENT") is made effective as of the 14th day of February, 2005, by and between SAN JUAN DEL CENTRO LIMITED PARTNERSHIP, a COLORADO LIMITED PARTNERSHIP ("SELLER"), and AIMCO EQUITY SERVICES, INC., A VIRGINIA CORPORATION.

                              W I T N E S S E T H :

      In consideration of the covenants and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Agreement to Sell and Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to all of the terms and conditions of this Agreement, all of Seller's right, title and interest in and to the residential apartment project commonly known as "SAN JUAN DEL CENTRO APARTMENTS", located in Boulder, Boulder County, Colorado, consisting of the following:

            (a) Real Property. That certain tract of land more fully described on Exhibit A attached to this Agreement and incorporated herein by this reference, together with all improvements now or hereafter located thereon and all appurtenances thereto (including, without limitation, all easements, rights-of-way, water rights, mineral and timber rights, development rights, privileges, licenses, and other rights and benefits belonging to, running with the owner of, or in any way relating to the aforesaid tract of land and all trees, shrubbery and plants), together with all right, title and interest of Seller in and to any land lying in the bed of any street, opened or proposed, abutting such tract of land, and all right, title and interest of Seller in and to any unpaid award for the taking by eminent domain of any part of the aforesaid tract of land or for damage to such tract of land by reason of a change of grade of any street (collectively, the "REAL PROPERTY"); and

            (b) Personal Property. At Closing, Buyer shall reimburse Seller for the total amount of funds: All fixtures, furniture, equipment, elevators, and other personal property owned by Seller and attached or appurtenant to, or located in or on, or used in connection with the Real Property, together with all intangible personal property used in the ownership, operation or maintenance of the Real Property, with the exception, however, of any replacement reserves, escrow accounts, operating accounts and residual receipts accounts now or hereafter held by Seller (collectively, the "PERSONAL PROPERTY" and, together with the Real Property, the "PROPERTY")].

      2. Purchase Price. The purchase price (the "PURCHASE PRICE") for the Property, subject to adjustments as provided in this Agreement, shall be Seven Million Dollars($7,000,000.00), and shall be paid as follows:

            (a) ONE THOUSAND DOLLARS ($1,000.00) (the "DEPOSIT") shall be paid upon the execution of this Agreement by check drawn to the order of Seller or by wire transfer of immediately available funds to an account specified by Seller. Seller acknowledges receipt of the Deposit. The Deposit shall be non-refundable except as set forth in this Agreement.

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            (b) The balance of the Purchase Price shall be paid at "Closing" (as defined in Section 4(a)) by any of the following methods, at Buyer's election:
in cash or by certified, cashier's or treasurer's check, or by wire transfer of immediately available funds.

      3. Defaults.

            (a) Upon Default.

                  (i) If Buyer, without the right to do so and in default of its obligations under this Agreement, fails to complete Closing, or otherwise defaults under or breaches this Agreement, Seller shall have the right to retain the Deposit as liquidated damages and not as a penalty. The right of Seller to be paid the Deposit shall be Seller's exclusive and sole remedy, and Seller waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy for Buyer's breach of this Agreement permitted by law or in equity against Buyer or any of Buyer's "Affiliates". For purposes of this Agreement, "AFFILIATES" shall mean any of a party's affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives and agents. BUYER ACKNOWLEDGES THAT SELLER'S DAMAGES UPON BUYER'S DEFAULT SHALL BE DIFFICULT TO CALCULATE AND THE DEPOSIT CONSTITUTES REASONABLE LIQUIDATED DAMAGES AND NOT A PENALTY.

                  (ii) If Seller, without the right to do so and in default of its obligations under this Agreement, fails to complete Closing or otherwise defaults under or breaches this Agreement, Buyer shall have the right either (a) to be paid the Deposit, or (b) to specific performance and injunctive relief; Buyer waives any right to any and all other remedies for Seller's breach of this Agreement permitted by law or in equity against Seller or any of Seller's Affiliates, including any right to damages.

            (b) Upon Closing. If Closing is completed hereunder, Seller shall retain the Deposit and the same shall be credited against the balance of the Purchase Price due at Closing.

      4. Closing.

            (a) Place of Closing. The closing and settlement of the transaction contemplated by this Agreement ("CLOSING") shall take place by escrow closing with the Title Company (as defined in Section 5(a)) wherein neither Buyer nor Seller need be physically present.

            (b) Closing Date. Closing Date shall occur on DECEMBER 30, 2005 or such earlier date as the parties may agree.

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      5. Condition of Title.

            (a) Title to Real Property. Title to the Real Property and Seller's interest therein shall be good and marketable, and free and clear of all liens, restrictions, easements, encumbrances, leases, tenancies and other title objections, except for the "Permitted Encumbrances" (as hereinafter defined), and shall be insurable as such and as provided in this Agreement at ordinary rates by FIDELITY NATIONAL TITLE INSURANCE COMPANY, TWO PARK AVENUE, NEW YORK, NEW YORK 10016, ATTENTION: MS. KERRY PATEL, TELEPHONE (212) 471-3811, FACSIMILE
(212) 481-5996, (the "TITLE COMPANY" or "ESCROW AGENT") pursuant to an ALTA Owner's Policy of Title Insurance. The term "PERMITTED ENCUMBRANCES" shall mean the items set forth on Exhibit B to this Agreement and any and all written tenant leases for apartment units at the Property (the "TENANT LEASES").

            (b) Title to Personal Property. Title to the Personal Property shall be good and marketable, and free and clear of all liens, security interests and other encumbrances.

            (c) Inability to Convey. If, at Closing, Seller is unable to convey title to the Real Property to Buyer in accordance with the requirements of this Agreement, Buyer shall have the option of: (i) terminating Buyer's obligations under this Agreement and returning the Deposit to Buyer, in which event this Agreement shall be terminated and neither party shall have any obligations hereunder, (ii) proceeding to Close, or (iii) adjourning Closing for a period of up to thirty (30) days in order to permit Seller the opportunity to correct such defects, encumbrances and other title objections (except for Permitted Encumbrances), and if by such date, Seller has failed to do so, then Buyer shall again have the options set forth in Section 5(c)(i) and (ii) above. If Buyer terminates this Agreement pursuant to this Section 5(c), Seller shall immediately pay the Deposit to Buyer.

      6. Delivery of Possession. At the Closing, Seller shall deliver actual physical possession of the Property free of any leases, claims to or rights of possession other than the Tenant Leases.

      7. Service Agreements. Buyer shall notify Seller on or before the last day of the Lender Consent Contingency Period of any maintenance, service or similar contract which relate to the ownership, maintenance, construction or repair and/or operation of the Property and are cancelable on 90 days' or shorter notice without penalty which Buyer does not desire to assume ("TERMINATED CONTRACTS"). Promptly after it is determined that (a) Buyer has no title objections, or (b) Buyer has elected to proceed to Closing, Seller shall give notice of cancellation to each service provider under the Terminated Contracts. To the extent that as of Closing any of the Terminated Contracts have not yet terminated (due to less advance notice of cancellation than required thereunder), Buyer shall assume the obligations to such Terminated Contract after Closing until the cancellation becomes effective. To the extent that any Service Agreement to be assumed by Buyer (including any Service Agreements that, because of advance notice requirements, will be temporarily assumed by Buyer pending the effective date of termination after the Closing Date) is assignable but requires the applicable vendor to consent to the assignment or assumption of the Service Agreement by Seller to Buyer, then, prior to the Closing, Buyer shall be responsible for obtaining from each applicable vendor a consent to the assignment of the Service Agreement by Seller to Buyer (and the assumption by Buyer of all obligations under such Service Agreement). For purposes of this Agreement, "SERVICE

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AGREEMENTS" shall mean all contracts, agreements, equipment leases, purchase orders, maintenance, service, or utility contracts and similar contracts, excluding Tenant Leases, which relate to the ownership, maintenance, construction or repair and/or operation of the Property, but only to the extent assignable by their terms or applicable law (including any contracts that are assignable with the consent of the applicable vendor).

      8. Apportionments.

            (a) Taxes, Rents, etc. Real estate taxes (on the basis of the fiscal years for which such taxes are assessed, or the most recent assessment if the assessment for the actual year of Closing is unavailable) on the Real Property, rents and other sums paid by tenants and collected by Seller prior to Closing under the Tenant Leases, payments due under Service Agreements which are to be assigned to Buyer pursuant to Section 7 of this Agreement and utility charges for utilities not charged to tenants, shall be apportioned pro rata between Seller and Buyer on a per diem basis as of the Closing Date.

            (b) Transfer Taxes. All recordation and documentary fees, stamps and taxes imposed on the Deed or the financing transaction contemplated by this Agreement shall be paid by Buyer. Buyer and Seller shall each pay one half of any fee of the Escrow Agent.

            (c) Utility Meter Readings. Seller shall use reasonable efforts to obtain readings of the water, electric, gas and other utility meters servicing the Real Property to a date no sooner than five (5) days prior to the Closing Date. At or prior to Closing, Seller shall pay all charges based upon such meter readings, adjusted to include a reasonable estimate of the additional charges due for the period from the dates of the respective readings until the Closing Date. If Seller is unable to obtain readings of any meters prior to the Closing Date, Closing shall be completed without such readings and upon the obtaining thereof, Seller shall pay to Buyer the charges incurred prior to the Closing Date.

            (d) Security Deposits. The total sum of all tenant security deposits held by Seller under the Tenant Leases, together with all interest earned thereon as of the Closing Date, shall be given to Buyer at Closing as a credit against the Purchase Price.

            (e) Closing Costs/Escrow Charges. Buyer shall pay any premiums or fees with respect to its title insurance policy for the Property (the "TITLE POLICY") in excess of the base premium for the Title Policy, and one-half of the customary closing costs of the Escrow Agent. Seller shall pay the base premium for the Title Policy, and one-half of the customary closing costs of the Escrow Agent.

      9. Representations and Warranties.

            (a) Seller, to induce Buyer to enter into this Agreement and to complete Closing, makes the following representations and warranties to Buyer as of the date of this Agreement and as of the Closing Date (collectively, the "SELLER REPRESENTATIONS"):

                  (i) Other than the Tenant Leases, the Property is not subject to any written lease executed by Seller or, to Seller's knowledge, any other possessory interests of any person.

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                  (ii) Seller is not a "foreign person" as that term is used and defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

                  (iii) To Seller's knowledge, there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against the Property.

                  (iv) To Seller's knowledge, Seller has not received any written notice of any material default by Seller under any Service Agreements (but not the Terminated Contracts).

                  (v) To Seller's knowledge, on or prior to the Closing Date, Seller shall have delivered or made available to Buyer all the following materials related to the Property within its actual possession and located at the Property (collectively, the "MATERIALS"): plans and specifications, engineering reports, feasibility studies, Tenant Leases, Service Agreements, governmental permits and approvals, surveys and title information.

                  (vi) To Seller's knowledge, Seller has not received written notice, which remains outstanding, of any violation of any applicable law, ordinance, code, rule, order, regulation or requirement of any governmental authority.

                  (vii) To Seller's knowledge, Seller has not received any written notice of any pending or threatened condemnation or eminent domain proceeding ("TAKING") in connection with the Property.

                  (viii) Except for the requirement to obtain the Consents, the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite partnership action, will not conflict with or result in a breach of any of the terms, conditions or provisions of Seller's limited partnership agreement, and will not conflict with or result in a breach of any law, regulation or order, or any agreement or instrument to which Seller is a party or by which Seller is bound or the Property is subject. This Agreement and the documents to be delivered by Seller pursuant to this Agreement each will constitute the legal, valid, and binding obligations of Seller, enforceable in accordance with their respective terms, covenants, and conditions.

      As used in this SECTION 9(a), "SELLER'S KNOWLEDGE" means the actual knowledge of the "Property Manager" (as hereinafter defined) of the Property and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of the Seller, or any affiliate of the Seller, or to impose upon the Property Manager any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon the Property Manager any individual personal liability. For purposes of this Agreement, "PROPERTY MANAGER" shall mean Mr. Sol Espinoza.

            (b) Buyer, to induce Seller to enter into this Agreement and to complete Closing, makes the following representations and warranties to Seller as of the date of this Agreement and as of the Closing Date (collectively, the "BUYER REPRESENTATIONS"):

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                  (i) The execution and delivery of this Agreement and the
performance by Buyer of its obligations hereunder have been duly authorized by all requisite corporate action, and will not conflict with or result in a breach of any of the terms, conditions or provisions of the Buyer, and will not conflict with or result in a breach of Buyer's corporate charter, any law, regulation or order, or any agreement or instrument to which Buyer is a party or by which Buyer is bound.

                  (ii) This Agreement and the documents to be delivered by Buyer pursuant to this Agreement, will each constitute the legal, valid, and binding obligations of Buyer, enforceable in accordance with their respective terms, covenants, and conditions.

      10. Survival.

            (a) Survival of Seller Representations, Warranties and Obligations. The Seller Representations shall remain in effect for a period of six (6) months following the Closing Date. Seller shall have no liability after such 6-month period with respect to the Seller Representations except to the extent that Buyer has requested arbitration against Seller during such 6-month period for breach of any Seller Representations. Under no circumstances shall Seller be liable to Buyer for more than $20,000.00 in any individual instance or in the aggregate for all breaches of Seller Representations, nor shall Buyer be entitled to bring any claim for a breach of Seller's Representations unless the claim for damage (either in the aggregate or as to any individual claim) by Buyer exceeds $5,000.00. In the event that Seller breaches any of the Seller Representations, and Buyer had knowledge of such breach prior to the Closing Date, Buyer shall be deemed to have waived any right of recovery and, with respect to such breach, Seller shall have no liability in connection therewith.

            (b) Survival of Buyer Representations, Warranties and Obligations. All of the Buyer Representations and all of the obligations of Buyer hereunder shall survive Closing and delivery of the Deed for a period of six (6) months following the Closing Date.

      11. Operations Prior to Closing. Between the date of the execution of this Agreement and Closing:

            (a) Repairs, Maintenance, Operations and Management. Seller shall manage, operate, maintain and repair the Property in the same manner as the Property has been managed, operated, maintained and repaired prior to the date of this Agreement.

            (b) Buyer's Access. Seller shall continue to make available to Buyer and Buyer's attorneys, architects, engineers and other representatives, reasonable access to the Property and all records and files relating thereto. Buyer hereby acknowledges that, prior to the date hereof, it and its attorneys, architects, engineers and other representatives, have been afforded access to the Property and to all records and files relating thereto for the purposes of inspections, preparation of plans, taking of measurements, making of surveys, making of appraisals, and generally for the ascertainment of the condition of the Property. Buyer further acknowledges that the Materials have been delivered or made available to Buyer prior to the date hereof.

                                      -6-

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            (c) "AS-IS." Buyer agrees that, except for Seller's Representations, neither Seller nor any agent or representative of Seller has made any representation regarding the Property and Buyer is purchasing the Property "AS-IS, WITH ALL FAULTS." Buyer agrees that Seller shall not be responsible or liable to Buyer for any defects, errors or omissions, or on account of any conditions affecting the Property. Buyer, its successors and assigns, and anyone claiming by, through or under Buyer, hereby fully releases Seller and Seller's Affiliates from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller or Seller's Affiliates with respect to any and all damages, mechanics' liens, liabilities, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys' fees, including the cost of in-house counsel and appeals) arising from or related to any defects, errors, omissions or other conditions affecting the Property. If Seller provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, Buyer and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Buyer shall not rely thereon and the reliance by Buyer upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller or Seller's Affiliates. Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants. Buyer agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Buyer, nor shall it affect the obligations of Buyer under this Contract in any manner whatsoever; and Buyer shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract. Buyer hereby releases Seller from any and all claims and liabilities relating to the foregoing matters. The provisions of this Section 11(c) shall survive the Closing and delivery of the Deed to Buyer.

      12. Casualty.

            (a) Major Casualty. If at any time prior to the Closing Date any portion of the Property is destroyed or damaged as a result of fire or any other casualty ("CASUALTY") and the cost of repair is more than $300,000.00, Seller shall promptly give written notice ("CASUALTY NOTICE") thereof to Buyer. If the Property is the subject of a Casualty, Buyer shall have the right, at its sole option, of terminating this Agreement (by written notice to Seller given within thirty (30) days after receipt of the Casualty Notice from Seller). If Buyer terminates this Agreement pursuant to this Section, Seller shall forthwith pay the Deposit to Buyer. If Buyer does not terminate this Agreement, (i) any deductibles and the net proceeds of any insurance with respect to the Property paid to Seller between the date of this Agreement and the Closing Date and not used by Seller for repairs to the Property in connection with such Casualty shall be paid to Buyer at the time of Closing, and (ii) all unpaid claims and rights in connection with losses to the Property shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price.

            (b) Minor Casualty. If the cost of repair is less than $300,000.00, then the transaction contemplated by this Agreement shall be closed in accordance with the terms of this Agreement, notwithstanding the Casualty; provided, however, that Seller shall make such repairs to the extent of any recovery from insurance carried on the Property if they can be reasonably effected before Closing. If Seller is unable to effect such repairs, then at Closing, Buyer shall be

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paid (i) any deductibles and the net proceeds of any insurance with respect to the Property paid to Seller between the date of this Agreement and the Closing Date and not used by Seller for repairs to the Property in connection with such Casualty shall be paid to Buyer at the time of Closing, and (ii) all unpaid claims and rights in connection with losses to the Property shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price.

      13. Eminent Domain. If at any time prior to the Closing Date, a Taking affects all or any part of the Property, if any proceeding for a Taking is commenced, or if written notice of the contemplated commencement of a Taking is given, Seller shall promptly give written notice ("TAKING NOTICE") thereof to Buyer. Buyer shall have the right, at its sole option, of terminating this Agreement by written notice to Seller within thirty (30) days after receipt by Buyer of the Taking Notice. If Buyer terminates this Agreement pursuant to this Section, Seller shall forthwith pay the Deposit to Buyer. If Buyer does not terminate this Agreement, the Purchase Price shall be reduced by the total amount of any awards or damages received by Seller and Seller shall, at Closing, be deemed to have assigned to Buyer all of Seller's right, title and interest in and to any awards or damages to which Seller may have become entitled or may thereafter be entitled by reason of any exercise of the power of eminent domain or condemnation with respect to or for the Taking of the Property or any portion thereof.

      14. Conditions of Buyer's Obligations.

            (a) Conditions. The obligations of Buyer under this Agreement are subject to the satisfaction of each of the following conditions (any one of which may be waived in whole or in part in writing by Buyer at or prior to Closing):

                  (i) at the time of Closing, all of the representations and warranties by Seller set forth in this Agreement shall be true and correct at and as of the Closing Date in all respects as though such representations and warranties were made both at and as of the date of this Agreement and at and as of the Closing Date; provided, however, that for purposes only of satisfying this condition contained in this Section, any representation or warranty stated to be "to the Seller's knowledge" shall be read without reference to any such qualification; and

                  (ii) at the time of Closing, Seller shall have performed all covenants, agreements and conditions required by this Agreement to be performed by Seller prior to or as of the Closing Date.

            (b) Failure of Condition. If any of the conditions set forth in Sections 14(a)(i) or (ii) are not satisfied as of the Closing Date, Buyer shall have the right, at Buyer's sole option (by written notice to Seller) to (i) terminate Buyer's obligations under this Agreement and recover the Deposit, (ii) complete Closing notwithstanding the unsatisfied condition, or (iii) adjourn the Closing to a date not later than thirty (30) days after the scheduled Closing Date, during which period Seller shall use its reasonable efforts to satisfy any unsatisfied conditions within Seller's reasonable power to satisfy.

                  (i) Buyer shall, during the period (the "INSPECTION PERIOD") from the date Buyer receives from Seller a fully executed counterpart of this Agreement to September 30, 2005, have the opportunity to examine the Property, the Permitted Encumbrances, the Tenant Leases and any items to be delivered by Seller to Buyer, to make environmental surveys, and to conduct such other surveys, tests, investigations and inspections as Buyer, in its discretion, may elect.

                  (ii) Seller will cooperate with buyer and buyer's agents in buyer's investigation.

                  (iii) Buyer shall have the right to terminate this Agreement by giving written notice of termination to Seller not later than five (5) days after the end of the Inspection Period.

            (c) Lender Consent Contingency.

                  (i) Buyer acknowledges that the Property is currently encumbered by (A) a first mortgage loan dated MAY 1, 1970 in favor of The Colorado Springs National Bank and insured by the Federal Housing Administration and (collectively, the "LOAN")]. The current holder of the Loan is hereinafter collectively referred to as the "LENDER". Buyer shall, during the period (the "LENDER CONSENT CONTINGENCY PERIOD") commencing on the date on which Buyer receives from Seller a fully executed counterpart of this Agreement and ending on December 15, 2005, use reasonable efforts to pursue obtaining the written consents to the transactions described in this Agreement from the Lender and United States Department of Housing and Urban Development ("HUD") (collectively, the "LENDER CONSENTS") and which Lender Consents shall include provisions pursuant to which Buyer assumes all of Seller's obligations under the Loans accruing from and after the Closing and the Lenders release Seller (and any guarantors) from any and all obligations under the Loans accruing from and after the Closing. Buyer shall pay all costs and expenses incurred in connection with the foregoing assumption and release and of obtaining the Lender Consents.

                  (ii) Seller will reasonably cooperate with Buyer and Buyer's agents in obtaining the Lender Consents.

                  (iii) Each of Buyer and Seller shall have the right to terminate this Agreement by giving written notice of termination to the other party not later than five (5) days after the end of the Lender Consent Contingency Period if all of the Lender Consents shall not have been received during the Lender Consent Contingency Period and, thereafter, Seller shall forthwith return the Deposit to Buyer.

            (d) Partnership Approval Contingency.

                  (i) If required by the limited partnership agreement of Seller or by law, Seller shall, during the period (the "PARTNERSHIP APPROVAL CONTINGENCY PERIOD") commencing on the date on which Buyer receives from Seller a fully executed counterpart of this Agreement and ending on December 15, 2005, use reasonable efforts to pursue obtaining the approval of the transactions described in this Agreement from the necessary partners of Seller (other than the general partner of Seller or any of its affiliates) (the "PARTNERSHIP APPROVAL" and, together with the Lender Consents, the "CONSENTS").

                  (ii) Each of Buyer and Seller shall have the right to terminate this Agreement by giving written notice of termination to the other party not later than five (5) days after the end of the Partnership Approval Contingency Period if the Partnership Approval shall not have been received during the Partnership Approval Contingency Period, and, thereafter, Seller shall forthwith return the Deposit to Buyer.

            (e) Tax Credit Contingency.

                  (i) Buyer shall, during the period (the "Tax Credit Contingency Period") from the date Buyer receives from Seller a fully executed counterpart of this Agreement to December 15, 2005, pursue the obtaining of a "42 m letter" from the Colorado Housing and Finance Agency, stating that the acquisition and rehabilitation of the Property qualifies for a minimum of $9,688,265.00 in annual low income housing tax credits under Section 42 of the Internal Revenue Code (the "Tax Credit Letter").

                  (ii) Seller will cooperate with Buyer and Buyer's agents in obtaining the Tax Credit Letter.

                  (iii) Buyer shall have the right to terminate this Agreement by giving written notice of termination to Seller not later than five (5) days after the end of the Tax Credit Contingency Period if Buyer shall not have received the Tax Credit Letter during the Tax Credit Contingency Period.

      15. Items to be Delivered at Closing.

            (a) By Seller. At Closing, Seller shall deliver to Buyer the following:

                  (i) Deed. A deed transferring Seller's interest in the Real Property described on Exhibit A to Buyer, in form and substance customary for transactions similar to the transaction contemplated hereby for comparable property in the city, state and county in which the Property is located, duly executed and acknowledged by Seller and, if customary, Buyer, and in proper form for recording (the "DEED"). If Buyer causes a survey of the Real Property to be made prior to Closing, then, at Buyer's option (and with Seller's reasonable approval) the description of the Real Property conveyed by the Deed shall be based upon such survey's legal description.

                  (ii) Bill of Sale. A bill of sale, in customary form and substance and reasonably satisfactory to Buyer and Seller, duly executed and acknowledged by Seller (the "BILL OF SALE").

                  (iii) Certificates, Etc. An assignment, duly executed and acknowledged by Seller, of (and to the extent in Seller's actual possession, delivery to Buyer of originals or copies of): all existing and assignable permanent certificates of occupancy and all other existing and assignable licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction over the Property; all existing plans and specifications for the Property; all assignable guarantees, bonds and warranties with respect to the Property (together with original counterparts of such instruments); and all keys to the Property.

                  (iv) Assignment and Assumption of Tenant Leases. An assignment and assumption agreement (the "ASSIGNMENT AND ASSUMPTION OF TENANT LEASES") assigning the Tenant Leases to Buyer, in form and substance acceptable to Buyer and Seller.

                  (v) Assignment and Assumption of Service Agreements. An assignment and assumption agreement (the "ASSIGNMENT AND ASSUMPTION OF SERVICE AGREEMENTS") assigning to Buyer the Service Agreements which Buyer has agreed to assume pursuant to Section 7 of this Agreement, including any contract for improvements and repairs at the Property entered into by Seller for the benefit of Buyer pursuant to Section 11(a) hereof.

                  (vi) Resolutions; Title Company Affidavit. Such resolutions and certificates as Buyer or the Title Company shall reasonably require to evidence the due authorization and execution of this Agreement and the documents to be delivered pursuant hereto; and a reasonable and customary owner's title affidavit required by the Title Company to permit it to issue to Buyer the Owner's Policy of Title Insurance required pursuant to Section 5(a). Seller shall also deliver a certification that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

                  (vii) Termination letters to vendors under the Terminated Contracts.

                  (viii) Assessment and Assumptions of Housing Assistance Contract. The Assignment, Assumption and Amendment Agreement of Section 8 Housing Assistance Payment Contract in the form then required by HUD ("Assignment and Assumption of HAP Contract") signed by Seller assigning to Buyer the Section 8 Housing Assistance Contract which Buyer must assume at Closing.

                  (ix) Other Documents. Any other document required to be delivered by Seller pursuant to this Agreement.

            (b) By Buyer. At Closing, Buyer shall deliver to Seller the following:

                  (i) Purchase Price. The portion of the Purchase Price payable pursuant to Section 2(b).

                  (ii) Assignment and Assumption of Tenant Leases. A signed counterpart to the Assignment and Assumption of Tenant Leases.

                  (iii) Assignment and Assumption of Service Agreements. A signed counterpart to the Assignment and Assumption of Service Agreements.

                  (iv) Assignment and Assumption of Housing Assistance Contract. The Assignment and Assumption of HAP Contract signed by Buyer and HUD, assigning to Buyer the Section 8 Housing Assistance Contract which Buyer must assume at Closing.

                  (v) Other Documents. Any other document required to be delivered by Buyer pursuant to any other provisions of this Agreement or reasonably and customarily required by the Title Company.

      16. Brokerage. Each of Buyer and Seller (the "REPRESENTING AND WARRANTING PARTY") represents and warrants to the other party hereto that the Representing and Warranting Party has dealt with no broker, finder or other intermediary in connection with this sale. Each Representing and Warranting Party agrees to indemnify, defend and hold the other party hereto harmless from and against all claims, demands, causes of action, loss, damages, liabilities, costs and expenses (including without limitation attorneys' fees and court costs) arising from any claims for commissions made by any broker, finder or other intermediary claiming to have dealt with the Representing and Warranting Party.

      17. Assignability. Buyer shall have the absolute right to assign this Agreement and its rights hereunder and any assignee of Buyer shall be entitled to exercise all of the rights and powers of Buyer hereunder.

      18. Notices. All notices, demands, requests or other communications from each party to the other required or permitted under the term of this Agreement shall be in writing and, unless and until otherwise specified in a written notice by the party to whom notice is intended to be given, shall be sent to the parties at the following respective addresses:

          if intended for Seller:

                 AIMCO EQUITY SERVICES, INC.
                 c/o  AIMCO
                 4582 South Ulster Street, Suite 1100
                 Denver, Colorado  80237
                 Attention:  Chad Asarch, Esq.
                 Ph:  303/691-4303
                 Fax:  303/300-3260
                 E-Mail:  chad.asarch@aimco.com

          if intended for Buyer:

                 SAN JUAN DEL CENTRO LIMITED PARTNERSHIP
                 c/o  AIMCO
                 4582 South Ulster Street, Suite 1100
                 Denver, Colorado  80237
                 Attention:  Chad Asarch, Esq.
                 Ph:  303/691-4303
                 Fax:  303/300-3260
                 E-Mail:  chad.asarch@aimco.com

      Each such notice, demand, request or other communication shall be given
(i) personally, (ii) by registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, (iii) by a nationally recognized overnight courier service for next business day delivery, or (iv) via facsimile or email transmission to the facsimile number or email address (as the case may be) listed above, provided, however, that if such communication is given via facsimile or email transmission, an original counterpart of such communication shall concurrently be sent in either the manner specified in clause (i) or (iii) above. Each such notice, demand, request or other communication shall be deemed to have been given upon actual receipt or refusal by the addressee.

      19. Disclosure. Seller and Buyer hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit D hereto. The provisions of this
Section 19 shall survive the Closing and delivery of the Deed to Buyer.

            (a) Consent Agreement. Testing (the "TESTING") has been performed at the Property with respect to lead-based paint. Law Engineering and Environmental Services, Inc. performed the Testing and reported its findings in the MULTIFAMILY COMPONENT TYPE REPORT dated November 24-29, 2000, a copy of which has been delivered to Buyer on January 8, 2005 (the "REPORT"). The Report certifies the Property as lead based paint free. By execution hereof, Buyer acknowledges receipt of a copy of the Report, the Lead-Based Paint Disclosure attached hereto as Exhibit C, and acknowledges receipt of that certain Consent Agreement (the "CONSENT AGREEMENT") by and among the United States Environmental Protection Agency (executed December 19, 2001), the United States Department of Housing and Urban Development (executed January 2, 2002), and Apartment Investment and Management Company ("AIMCO") (executed December 18, 2001). Because the Property has been certified as lead based paint free, Seller is not required under the Consent Agreement to remediate or abate any lead-based paint condition at the Property prior to the Closing. Buyer acknowledges and agrees that (1) after Closing, the Buyer and the Property shall be subject to the Consent Agreement and the provisions contained herein related thereto and (2) that Buyer shall not be deemed to be a third party beneficiary to the Consent Agreement. The provisions of this Section 19(a) shall survive the termination of this Agreement, and if not so terminated, the Closing and delivery of the Deed to Buyer.

      20. Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Agreement by binding arbitration. The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in the state in which the Property is located. The parties shall attempt to designate one arbitrator from the American Arbitration Association. If they are unable to do so within 30 days after written demand therefor, then the American Arbitration Association shall designate an arbitrator. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. Notwithstanding anything herein to the contrary, this Section shall not prevent Buyer or Seller from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state in which the Property is located (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Agreement or to prevent irreparable harm and injury. The court's jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Agreement between the parties hereto shall be determined through final and binding arbitration in accordance with this Section.

      21. Miscellaneous.

            (a) Captions. The captions in this Agreement are inserted for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

            (b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

            (c) Entire Agreement; Governing Law. This Agreement embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties. The laws of the State in which the Property is located shall govern the validity, construction, enforcement, and interpretation of this Agreement, unless otherwise specified herein except for the conflict of laws provisions thereof. Subject to Section 20, all claims, disputes and other matters in question arising out of or relating to this Agreement, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the State of Colorado, and the parties hereto expressly consent to the venue and jurisdiction of such court.

            (d) Provisions Separable. In the event that any part of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be severed from this Agreement and the remaining portions of this Agreement shall be valid and enforceable.

            (e) Use of Terms. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

            (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

            (g) Exhibits. All exhibits attached to this Agreement are incorporated by reference into and made a part of this Agreement.

            (h) No Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Agreement shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

            (i) Interpretation. No provision of this Agreement is to be interpreted for or against either party because that party or that party's legal representative or counsel drafted such provision.

            (j) Time. TIME IS OF THE ESSENCE OF THIS AGREEMENT. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays (unless "business days" is specified, in which case Saturdays, Sundays and holidays shall not be counted); provided, however, that if the final day of any time period provided in this Agreement shall end on a Saturday, Sunday or legal holiday, then the final day shall extend to 5:00 p.m. of the next full business day. For the purposes of this Section, the term "HOLIDAY" shall mean a day other than a Saturday or Sunday on which national banks in the State in which the Property is located are or may elect to be closed.

            (k) Recording of Agreement. Neither Seller nor Buyer shall cause or permit this Agreement to be filed of record in any office or place of public record and, if Buyer or Seller shall fail to comply with the terms hereof by recording or attempting to record the same, such act shall not operate to bind or cloud title to the Real Property.

            (l) No Personal Liability of Officers, Trustees or Directors of Seller's Partners. Buyer acknowledges that this Agreement is entered into by Seller which is a Colorado limited partnership, and Buyer agrees that none of Seller's Affiliates shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

                 [Remainder of Page Left Blank Internationally]

                         [Page Left Blank Intentionally]

      IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as of the day and year first above written.

                             SELLER:

                             SAN JUAN DEL CENTRO LIMITED PARTNERSHIP

                             By: The National Housing Partnership,
                                 its General Partner

                                 By: The National Corporation for Housing
                                     Partnerships, its General Partner

                                     By: /s/ Lance Graber
                                        ----------------------------------------
                                        Name: Lance Graber
                                        Title: Executive Vice President

                             BUYER:

                             AIMCO EQUITY SERVICES, INC., A VIRGINIA CORPORATION

                             By: /s/ Lance Graber
                                ------------------------------------------------
                                Name: Lance Graber
                                Its: Executive Vice President

                                    EXHIBIT A

                       LEGAL DESCRIPTION OF REAL PROPERTY

A part of the South 1/2 of Section 20, T. 1 N., R. 70W., of the 6th Principal Meridian, Boulder County, Colorado, more particularly described as follows:

Beginning at a point on the East line of the S.W. 1/4 of the S.E. 1/4 of
Section 20, T. 1 N., R. 70 W., of the 6th P.M., from whence the N.E. corner of the said S.W. 1/4 of the S.E. 1/4 of Section bears N. 0 degrees 65'35" W., 122.66';
thence S. 59 degrees 40'10"E., 38.06';
thence S. 77 degrees 19'20" E., 61.95';
thence S. 83 degrees 19'00" E., 127.28';
thence S. 51 degrees 13'25" E., 250.30';
thence S. 65 degrees 21'00" E., 110.09' to the West line of the Colorado & Southern Railroad right-of-way;
thence along said West line of the railroad right-of-way, the arc of a curve, 171.65';
said curve being sub-tended by a chord bearing S 24 degrees 14'55" W., 171.65'; thence continuing along said West line of the railroad right-of-way,
S. 24 degrees 06'20"W., 640.78' to a point from whence the S. line of the said S.E. 1/4 of Section 20, of bears 24 degrees 06'20" W., 230.25';
thence S. 89 degrees 48'55" W., parallel to the S. line of said S.E. 1/4 of
Section 20, 290.49' to a point on the East line of an undesignated 20' wide roadway;
thence N. 2 degrees 44'05" W., along the said E. line of the 20' wide roadway, 107.93';
thence S. 89 degrees 52'00" E., 59.72';
thence S. 54 degrees 29'30" E., 39.87;
thence S. 48 degrees 26'50" E., 69.64;
thence S. 59 degrees 40'10" E., 16.98 feet to the Point of Beginning,
County of Boulder,
State of Colorado.

                                    EXHIBIT B

                             PERMITTED ENCUMBRANCES

2005 real estate taxes and any tax, special assessments, charge or lien imposed on the Property for water or sewer service, or for any other special taxing district.

All claims of others to water rights, in, on or under the Property.

An easement for utility lines and incidental purposes granted to Public Service Company of Colorado by the instrument recorded September 15, 1970 in Film 709 at Reception No. 954471, Boulder County, Colorado records.

Notes and easements as shown on the plat of San Juan Del Centro.

Grant of easement for the installation, construction, repair, maintenance and reconstruction of an ingress/egress easement as granted to City of Boulder by instrument recorded July 3, 1985 in Film 1361 at Reception No. 00698054, Boulder County, Colorado records.

Terms, conditions, provisions, agreements and obligations in that certain Memorandum of Lease, recorded January 21, 1998 at Reception No. 1764947, Boulder County, Colorado records.

Terms, conditions, provisions, agreements and easements in that certain Memorandum of Easement, recorded May 9, 2003 at Reception No. 2439208, Boulder County, Colorado records.

                                    EXHIBIT C

                           LEAD BASED PAINT DISCLOSURE

EVERY BUYER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY ON WHICH A RESIDENTIAL DWELLING WAS BUILT PRIOR TO 1978 IS NOTIFIED THAT SUCH PROPERTY MAY PRESENT EXPOSURE TO LEAD FROM LEAD-BASED PAINT THAT MAY PLACE YOUNG CHILDREN AT RISK OF DEVELOPING LEAD POISONING. LEAD POISONING IN YOUNG CHILDREN MAY PRODUCE PERMANENT NEUROLOGICAL DAMAGE, INCLUDING LEARNING DISABILITIES, REDUCED INTELLIGENCE QUOTIENT, BEHAVIORAL PROBLEMS, AND IMPAIRED MEMORY. LEAD POISONING ALSO POSES A PARTICULAR RISK TO PREGNANT WOMEN. THE SELLER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY IS REQUIRED TO PROVIDE THE BUYER WITH ANY INFORMATION ON LEAD-BASED PAINT HAZARDS FROM RISK ASSESSMENTS OR INSPECTIONS IN THE SELLER'S POSSESSION, IF ANY, AND NOTIFY THE BUYER OF ANY KNOWN LEAD-BASED PAINT HAZARDS. A RISK ASSESSMENT OR INSPECTION FOR POSSIBLE LEAD-BASED PAINT HAZARDS IS RECOMMENDED PRIOR TO PURCHASE.

                  [Remainder of Page Left Blank Intentionally]

      IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Lead Based Paint Disclosure effective as of February 14, 2005.

                             SELLER:

                             SAN JUAN DEL CENTRO LIMITED PARTNERSHIP

                             By: The National Housing Partnership,
                                 its General Partner

                                 By: The National Corporation for Housing
                                     Partnerships, its General Partner

                                     By: /s/ Lance Graber
                                        ----------------------------------------
                                        Name: Lance Graber
                                        Title: Executive Vice-President

                             BUYER:

                             AIMCO EQUITY SERVICES, INC., A VIRGINIA CORPORATION

                             By: /s/ Lance Graber
                                 -------------------------------------------
                                 Name: Lance Graber
                                 Its: Executive Vice President

                                      -2-